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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                     CERTIFICATION AND NOTICE OF TERMINATION
                       OF REGISTRATION UNDER SECTION 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                      OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 333-52943

                               REGAL CINEMAS, INC.
             (Exact name of registrant as specified in its charter)

                            7132 MIKE CAMPBELL DRIVE
                           KNOXVILLE, TENNESSEE 37918
                                 (865) 922-1123

                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

 9 1/2% SENIOR SUBORDINATED NOTES DUE 2008 AND 8 7/8% SENIOR SUBORDINATED NOTES
                                    DUE 2010
            (Title of each class of securities covered by this Form)

                                      NONE
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       |_|             Rule 12h-3(b)(1)(i)        |X|
       Rule 12g-4(a)(1)(ii)      |_|             Rule 12h-3(b)(1)(ii)       |_|
       Rule 12g-4(a)(2)(i)       |_|             Rule 12h-3(b)(2)(i)        |_|
       Rule 12g-4(a)(2)(ii)      |_|             Rule 12h-3(b)(2)(ii)       |_|
                                                 Rule 15d-6                 |X|

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Regal Cinemas, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    March 28, 2002                   By:       /s/ Amy E. Miles
                                                   ------------------
                                          Name:   Amy E. Miles
                                          Title:  Chief Financial Officer